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                                                                   Exhibit 99.1

                 American Wagering Announces Management Changes

         LAS VEGAS, Jan 16, 2001 /PRNewswire via COMTEX/ -- American Wagering, Inc. (OTC Bulletin Board: BETM) today announced a number of management changes in the company.

         Robert Ciunci has resigned as Chief Financial Officer, Chief Operating Officer, Secretary and Treasurer of the company for personal reasons. Mr. Ciunci will, however, continue to serve in his position as a Director of the company. American Wagering, Inc. Chairman and CEO Victor Salerno said, "We are saddened by Bob's departure from the day-to-day operations of the company, but his continued service on the Board of Directors will be a great benefit to the company. Bob played a vital role in returning the company to profitability in the past quarter and he will, as an outside Director, provide continuity and support to the company in reaching its financial goals."

         American Wagering, Inc. Chairman and CEO Victor Salerno will assume the duties of Chief Operating Officer of the company. Mr. Salerno is a major shareholder of the company and is the founder of American Wagering, Inc. and CBS.

         Judy Salerno has been named a Director of the company. Ms. Salerno is a major shareholder of the company and is the daughter of Leroy Merillat, the founder of Leroy's Horse & Sports Place. Ms. Salerno Is a private investor with numerous holdings including UV Doctor, Inc.

         Tim Lockinger has been named as Chief Financial Officer, Secretary, Treasurer and Director of the company. Mr. Lockinger has served the company in various consulting capacities since 1989 and, most recently, joined the company on a full-time basis in August, 1997 as a manager of Mega$ports and Leroy's. Mr. Lockinger is a CPA (inactive) and was Director of Regulatory Compliance for Casino Data Systems, Chief Financial Officer for Si Redd at International Technical Systems, and a Senior Agent with the Nevada Gaming Control Board's Audit Division and has operated his own consulting/accounting firm.

         Commenting on the changes, American Wagering, Inc. Chairman and CEO Victor Salerno said, "We are very pleased with the new management structure. Mr. Lockinger has a strong financial and gaming regulatory background as well as vast experience in the race and sports industry. This, combined with the stalwart business background and experience of Bob Ciunci and Judy Salerno on the Board of Directors, will foster the company's plan to focus on our core business competency and continue the return to profitability as reported in the previous quarter."

         American Wagering, Inc. owns and operates Leroy's Horse and Sports Place, the licensed bookmaker with the largest number of sports book locations
(47) in the state of Nevada; CBS, the dominant supplier of sports equipment and software in Nevada and creator and operator of Mega$ports; and AWI Keno, Inc., which is the systems operator for inter-linked Keno games. The Company also owns and operates an Australian subsidiary which operates Mega$ports on the Internet.

         The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of American Wagering Inc.; the occurrence of which involves certain risks and uncertainties, including that American Wagering, Inc. takes financial risks on the outcome of sporting events as a principal betting against the patrons; an increase or decrease in handle is not necessarily indicative of an increase or decrease in revenues or profits. Investors should also examine other uncertainties detailed in American Wagering's filings with the SEC.

                         SOURCE American Wagering, Inc.
         CONTACT: Tim Lockinger of American Wagering, Inc., 702-735-5529